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                              EMPLOYMENT AGREEMENT

     Agreement made as of the 10th day of July 1995, by and between ROBERT A. ORTENZIO (the "Employee") and HORIZON/CMS HEALTHCARE CORPORATION (the "Employer").

                              W I T N E S S E T H:

     WHEREAS, the parties hereto wish to enter into an Employment Agreement;

     NOW THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                         Article 1.  CAPACITY AND DUTIES

     1.01. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. The Employer hereby employs Employee, and Employee hereby accepts employment by the Employer, subject to all the terms and conditions hereafter set forth.

     1.02. CAPACITY. Employee shall serve as an Executive Vice President of Employer, reporting directly to its Chief Executive Officer, and as the President and Chief Executive Officer of Continental Medical Systems, Inc. ("CMS"). In addition, the Employer has caused Employee to be elected to its Board of Directors (the "Board of Directors") to serve until the 1995 annual meeting of the Employer's stockholders and will nominate and use its best efforts to cause Employee to be elected to serve
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as a member of the Board of Directors during the term of his employment hereunder.

     1.03. DUTIES. During the term of this Agreement, Employee shall devote his full attention and his best efforts to the performance of the customary duties of those offices of the Employer to which he is appointed pursuant to
Section 1.02; further provided that nothing herein shall be deemed to prevent Employee from serving as a director of other companies; provided that, in the case of companies, other than Transitional Health Services, Inc. and Renaissance Healthcare Corporation, which compete with Employer, Employee shall obtain Employer's consent to serving as a director, which consent shall not be unreasonably withheld.

                   Article 2.  TERM OF EMPLOYMENT; TERMINATION

     2.01. TERM. Unless earlier terminated as hereafter provided, this Agreement shall commence on the date hereof and shall expire on the second anniversary of the date hereof; provided, however, that upon expiration of such term, this Agreement shall be extended from year to year without further action on the part of the parties hereto, unless either party hereto gives written notice of termination to the other party at least thirty (30) days prior to the expiration of the then current term.


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     2.02.  TERMINATION.

            (a) DEATH. The employment of Employee under this Agreement shall immediately terminate upon the death of Employee.

            (b) DISABILITY. In the event that Employee, in the reasonable written opinion of a qualified physician appointed by the Board of Directors, is for any reason unable to perform the duties to be performed by Employee hereunder for a period of 120 consecutive days by reason of Employee's disability, the Board of Directors shall have the option to terminate the employment of Employee under this Agreement effective upon its giving written notice to Employee at any time following the expiration of such 120-day period, but any such termination shall not affect Employer's obligations under Section
3.05. The term "disability" as used in this Section 2.02(b) means the inability because of injury or sickness to perform the substantial and material duties of the Employee's offices with Employer.

            (c) DISCHARGE FOR CAUSE. The employment of Employee under this Agreement shall terminate immediately if the Board of Directors discharges Employee for cause. For purposes of this Agreement, "cause" shall mean: (i) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness), (ii) the engaging by Employee in willful or reckless misconduct which is demonstrably and materially injurious to Employer, monetarily or otherwise, or (iii) the conviction of Employee of a felony involving moral


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turpitude. For purposes of this Section 2.02(c), an act, or failure to act, on the Employee's part shall be considered "willful" or "reckless" only if done, or omitted to be done, by him not in good faith and without a reasonable belief that his action or omission was in the best interest of Employer. Employee's employment shall not be deemed to have been terminated for cause unless Employer shall have given or delivered to Employee (i) reasonable notice setting forth the reasons for Employer's intention to terminate Employee's employment for cause, (ii) an opportunity for Employee to cure any such breach during the 60-day period after Employee's receipt of such notice, (iii) a reasonable opportunity, at any time during the 60-day period after the Employee's receipt of such notice, for Employee, together with his counsel, to be heard before the Board of Directors, and (iv) a Notice of Termination (as defined in Section 2.02(e)) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board of Directors, Employee was guilty of the conduct set forth in any of clauses (i), (ii) or (iii) of the second sentence of this Section 2.02(c).

            (d) GOOD REASON. Employee's employment may be terminated by Employee for good reason. For purposes of this Agreement, "good reason" shall mean:

                 (i) The assignment to Employee of any duties inconsistent with and inferior in any material respect to the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as


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an Executive Vice President reporting directly to the Chief Executive Officer and a member of the Board of Directors of Employer, or any other action by Employer which results in a material diminution or material adverse change in such position, status, authority, duties or responsibilities, excluding for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice thereof given by Employee;

                 (ii) any failure by the Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Employee;

                 (iii) Employer's requiring Employee to be based at any office or location other than Mechanicsburg, Pennsylvania;

                 (iv) any purported termination by Employer of Employee's employment otherwise than as expressly permitted by this Agreement or removal from or failure to reelect Employee to the Board of Directors; or

                 (v)    any failure by Employer to comply with and satisfy
Section 5.01 of this Agreement.

For purposes of this Section 2.02(d), any good faith determination of "good reason" made by Employee shall be conclusive.


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            (a)  NOTICE OF TERMINATION.  Any termination of Employee's employment, other than a termination by reason of death, shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provisions of this Agreement relied upon, (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated, and (iii) specifies the termination date (which date shall, except as otherwise expressly provided in this Article 2, be not more than 15 days after the giving of such Notice). The failure by Employee to set forth in the Notice of Termination any fact or circumstances which contribute to a showing of good reason shall not waive any right of Employee hereunder or preclude the Employee from asserting such facts or circumstances in enforcing Employee's rights hereunder. In the event of a termination by Employer for cause, the Notice of Termination shall not be effective unless preceded by satisfaction of the procedural requirements set forth in Section 2.02(c) hereof.

            (f) CERTAIN TERMINATIONS. If (a) Employee's services should be terminated by Employer for any reason other than for cause as defined in Section 2.02(c) hereof or (b) Employee terminates his employment for good reason as defined in Section 2.02(d) hereof or (c) Employee terminates his employment (whether or not for good reason) after the first day of the first


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month ending at least 18 months from the date hereof: (i) any stock options with respect to Employer's stock, including the stock options granted pursuant to
Section 3.03 hereof, shall become fully exercisable as of the date of such termination; (ii) any stock or convertible debentures of Employer held by Employee subject to vesting requirements shall become fully vested as of such date; and (iii) Employer shall, within 10 days thereafter, pay to Employee as severance an amount equal to one dollar less than three times his average total annual cash compensation from Employer for the five taxable years of Employee preceding Employee's taxable year in which the termination occurs (including compensation paid to Employee by CMS if this Agreement has been in effect less than three years or five years, respectively). Employer agrees that (i) termination under this Section 2.02(f) would not be voluntary or a termination for cause as defined in 2.02(c) hereof or in the relevant sections of any of Employer's stock option plans now or hereafter in effect (collectively the "Plans") and the stock option agreements entered into by Employer and Employee in connection with options granted pursuant to any of the Plans (including option agreements that may be entered into in the future in connection with additional options granted pursuant to any of the Plans), and (ii) Employee would have the right, as set forth in the Plans, to exercise, at any time prior to the earlier of three months after the date of such termination or the expiration of such option (or such later date as may be permitted by such Plans), all options to purchase Employer's stock that have


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previously been granted or that may be granted after the date hereof pursuant to the Plans.

                            Article 3.  COMPENSATION

     3.01. CASH COMPENSATION. During the term of this Agreement or any extension thereof, as compensation for services to the Employer pursuant to this Agreement, the Employer shall pay to Employee a base salary of $431,000 per year in equal bi-weekly installments. The Board of Directors, by and through its Compensation Committee, may, in its sole discretion from time to time, increase the base compensation to be paid to Employee as provided in this Article 3, or provide additional compensation to Employee, including but not limited to an annual bonus, whether permanently or for a limited period of time, based upon the earnings or performance of the Employer or otherwise in order to recognize and fairly compensate Employee for the value of his services to the Employer. In addition, Employee shall be entitled to receive all fringe benefits provided to its senior executive and officers, including insurance benefits (as the same may be amended or modified from time to time).

     3.02. SPLIT-DOLLAR INSURANCE. In addition to any insurance benefits referred to in Section 3.01 hereof, the Employer shall provide up to $32,000 per year to pay the premiums on a policy insuring the life of Employee or the lives of Employee and his spouse owned by Employee or members of his family or a trust for his benefit or the benefit of his family under a "split-


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dollar" arrangement; I.E., whereunder the proceeds of the policy are collaterally assigned to Employer so that upon the death of Employee, the Employer will be repaid out of the proceeds an amount equal to the premiums it has advanced.

     3.03. STOCK OPTION. The Employer shall cause the Stock Option Committee of the Board of Directors to grant to Employee such stock options as are appropriate for a senior executive officer of the Employer.

     3.04. VACATION. Employee shall receive four (4) weeks paid vacation per year, such vacation to be taken when and as desired by Employee. Any time spent by Employee as a director of another company or at professional meetings, instructional courses and other meetings of like nature so as to better enable the Employee to perform professional services in the employ of the Employer shall not be considered vacation time.

     3.05. DISABILITY PAYMENTS. Employer shall pay to Employee a salary continuation in the annual amount of fifty percent (50%) of Employee's annual base salary at the time of any disability if the Employee shall become disabled as defined herein and this Agreement is terminated pursuant to Section 2.02(b) hereof, such payments to commence from the date of such termination and to continue until the earlier of the date Employee shall reach age sixty-five (65) or the date Employee recovers from the disability.

     3.06. RETIREMENT BENEFITS. Employer shall provide to Employee an annual retirement benefit equal to five percent (5%)


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of Employee's highest annual base salary during his employment with Employer
(including, for the avoidance of doubt, CMS), multiplied by his number of years of service with Employer, including full credit for service with CMS retroactive to March 1986; PROVIDED, THAT such amount shall be reduced by the amount of any benefits paid to Employee from federal social security or from any retirement plan of Employer, AND FURTHER PROVIDED that such annual retirement benefit shall not exceed fifty percent (50%) of Employee's highest annual base salary during his employment with Employer. Employee shall be eligible for payment of retirement benefits under this Section 3.06 commencing upon his retirement from Employer regardless of Employee's age.

     3.07. DEATH BENEFITS. Upon the death of Employee, whether before or after retirement, Employer shall pay Employee's surviving spouse (during her lifetime) or, upon the death of Employee's spouse, to the legal guardian of his children 21 years of age or younger (until such children reach the age of 21), to be used solely for the benefit and support of such children, an amount equal to one-half the retirement benefit payable to Employee on the date of his death pursuant to Section 3.06 hereof.

     3.08. OTHER COMPENSATION. From time to time, Employer may provide such pension and profit sharing benefits as the Board of Directors, by and through its Compensation Committee, shall authorize.


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                          Article 4.  CERTAIN COVENANTS

     4.01. NONCOMPETITION; CONFIDENTIAL INFORMATION. During the term of employment hereunder, Employee shall not accept employment with any employer in competition with, nor engage in any activities in competition with, the business of Employer, or any of its affiliates, if such employment or activities are carried on within a twenty (20) mile radius of any hospitals, nursing homes or other health care facilities now or hereafter managed by the Employer or any of its affiliates or owned by the Employer or any of its affiliates to the extent of more than 5% of the equity thereof. This Section 4.01 shall not prevent Employee from acquiring, as a passive investor, up to 5% of the equity of a competing enterprise.

                            Article 5.  MISCELLANEOUS

     5.01. ASSIGNMENT. This Agreement shall not be assignable by Employee; and shall be assignable by Employer only to a person, firm or corporation which may become a successor in interest to the Employer with respect to the business or a portion of the business presently operated by it. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.


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     5.02.   ENTIRE AGREEMENT.  This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, it supersedes in its entirety any other prior employment agreements between Employer (including, for the avoidance of doubt, CMS) and Employee, whether written or oral, and it may not be altered or amended except by an agreement in writing.

     5.03. BINDING EFFECT. Subject to Section 5.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

     5.04. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New Mexico (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.


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     5.05   HEADINGS.  The headings of paragraphs in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        HORIZON/CMS HEALTHCARE CORPORATION
Attest:

/s/ Everett Schofield              by   /s/ Scot Saunder
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(Corporate Seal)

Witness /s/ J. L. Blumenstein      /s/ Robert A. Ortenzio (SEAL)
- ---------------------------------  --------------------------------------
                                   Robert A. Ortenzio


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